CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,200,000	$371.52

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated April 26, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and the Index Supplement dated March 16, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

[GRAPHIC APPEARS HERE]

US$3,200,000

CALLABLE FIXED RATE RANGE ACCRUAL NOTES DUE APRIL 29, 2026

E-6519

Principal Amount:

US$3,200,000

Issuer:

Barclays Bank PLC

Issue Price:

Variable Price Re-Offers

Series:

Global Medium-Term Notes,

Series A

Payment of Principal:

If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of Barclays Bank PLC. The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Original Issue Date:

April 29, 2011

Original Trade Date:

April 26, 2011

Maturity Date:

April 29, 2026, subject to Redemption at the Option of the Company (as set forth below).

CUSIP:

06738KGV7

Denominations:

Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.

ISIN:

US06738KGV70

Business Day:

☒ New York

☒ London

☐ Euro

☐ Other

Business Day Convention:

☐ Following

☒ Modified Following

☐ Preceding

☐ Adjusted or ☒ Unadjusted

A day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Day Count Convention (or Fraction):

☒ Fixed Rate

☐ Regular Floating Rate

☐ Inverse Floating Rate (see page S-41 of the prospectus supplement for a description of inverse floating rate Notes)

☒ Other (see description in this pricing supplement)

☐ Actual/360

☒ 30/360

☐ Actual/Actual

☐ Actual/365

☐ NL/365

☐ 30/365

☐ Actual/366

☐ Actual/252 or Business Days/252

Initial Interest Rate:

7.00% per annum

Interest Rate Formula:

For each Fixed Rate Interest Period: the Initial Interest Rate

For each Range Accrual Interest Period, the interest rate per annum will be equal to the sum of:

(a) the product of (1) the Above Barrier Rate and (2) the applicable Accrual Factor; and

(b) the product of (1) the Below Barrier Rate and (2) one minus the applicable Accrual Factor.

Accrual Factor:

For any Range Accrual Interest Period, the number of Index Business Days in that Range Accrual Interest Period on which the Index Level observed on that Index Business Day is (or is deemed to be) greater than or equal to the Index Barrier, divided by the total number of Index Business Days in that Range Accrual Interest Period. Notwithstanding anything else to the contrary, if the Index is subject to a Market Disruption Event, then the Index Level will equal the Index Level observed on the immediately preceding Index Business Day on which no Market Disruption Event has occurred.

Rate Cut-Off:

For the Range Accrual Interest Period ending on, but excluding, the scheduled Maturity Date, the Index Level for each of the five Index Business Days prior to the scheduled Maturity Date will be deemed to be greater than the Index Barrier.

Index:

S&P 500® Index (the “Index”). The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

Index Level:

For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying prospectus supplement.

Above Barrier Rates and Below Barrier Rates:

For Range Accrual Interest Periods commencing on or after:

Above Barrier Rate (per annum)

Below Barrier Rate (per annum)

April 29, 2012

7.00%

0.00%

Index Barrier:

For Range Accrual Interest Periods commencing on or after:

Index Barrier

April 29, 2012

1,050

Fixed Rate Interest Payment Dates:

☐ Monthly,☒ Quarterly,☐ Semi-Annually,☐ Annually,

payable in arrears on the 29th day of each April, July, October and January, commencing on July 29, 2011 and ending on April 29, 2012.

Range Accrual Interest payment Dates:

☐ Monthly,☒ Quarterly,☐ Semi-Annually,☐ Annually,

payable in arrears on the fifth Business Day following the Period End Date for the relevant Range Accrual Interest Period, commencing on August 3, 2012; provided, however, that, with respect to the Range Accrual Interest Period ending on, but excluding, the scheduled Maturity Date, the Range Accrual Interest Payment Date shall be the Maturity Date.

Fixed Rate Interest Period:

The first Fixed Rate Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Fixed Rate Interest Payment Date. Each subsequent Fixed Rate Interest Period will begin on, and include, the Fixed Rate Interest Payment Date for the preceding Fixed Rate Interest Period and end on, but exclude, the next following Fixed Rate Interest Payment Date. The final Fixed Rate Interest Period will end on, but exclude, April 29, 2012.

Range Accrual Interest Period:

The first Range Accrual Interest Period will begin on, and include, April 29, 2012 and end on, but exclude, the first Period End Date. Each subsequent Range Accrual Interest Period will begin on, and include, the Period End Date for the preceding Range Accrual Interest Period and end on, but exclude, the next following Period End Date, except that the final Range Accrual Interest Period will end on, but exclude, the scheduled Maturity Date, subject to early redemption pursuant to “Redemption at the Option of the Company” as described below.

Period End Dates:

The 29th day of each April, July, October and January. The Period End Date for the first Range Accrual Interest Period will be July 29, 2012 (the first Period End Date) and the Period End Date for the final Range Accrual Interest Period will be the scheduled Maturity Date, subject to early redemption pursuant to “Redemption at the Option of the Company” as described below. No adjustment will be made to a Period End Date, notwithstanding that the Period End Date occurs on a day that is not an Index Business Day.

Redemption at the Option of the Company:

We may redeem your Notes, in whole but not in part, at the Redemption Price set forth below, on any Range Accrual Interest Payment Date, provided we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Range Accrual Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:

If we exercise our redemption option on any applicable Range Accrual Interest Payment Date, you will receive on the Early Redemption Date 100% of the principal amount, together with any accrued and unpaid interest to but excluding the Period End Date for the relevant Range Accrual Interest Period.

Settlement:

DTC; Book-entry; Transferable.

Listing:

The Notes will not be listed on any U.S. securities exchange or quotation system.

Calculation Agent:

Barclays Bank PLC

Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $50 per $1,000 principal amount, or 5.00%, resulting in aggregate proceeds to Barclays Bank PLC of $3,040,000. Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Factors” below. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated March 16, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering Buyers should rely upon this pricing supplement, the prospectus, the prospectus supplement, index supplement and any relevant preliminary pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated March 16, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you this pricing supplement, the prospectus, the prospectus supplement, index supplement and any relevant preliminary pricing supplement if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-5 of the prospectus supplement and the risks described in the “Risk Factors” section begging on page IS-2 of the index supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•

Index Level / Interest Payment Risk—Investing in the Notes is not equivalent to investing in securities directly linked to the Index. Instead, the amount of interest payable on the Notes (after the Fixed Rate Interest Periods for which the Initial Interest Rate is payable) for any Range Accrual Interest Period is dependent on whether the Index Level is greater than or equal to the Index Barrier on the Index Business Days during a given Range Accrual Interest Period. For each Index Business Day in a Range Accrual Interest Period on which the Index Level is (or is deemed to be) greater than or equal to the Index Barrier, the Above Barrier Rate will accrue; conversely, for each Index Business Day in a Range Accrual Interest Period on which the Index Level is less than the Index Barrier, the Below Barrier Rate will accrue.

As a result, with the Above Barrier Rate greater than the Below Barrier Rate, if the Index Level is less than the Index Barrier on one or more Index Business Days during a Range Accrual Interest Period, then the interest rate for that Range Accrual Interest Period, and the amount of interest paid on the related Range Accrual Interest Payment Date, will decrease in proportion to the number of Index Business Days in the Range Accrual Interest Period that the Index Level is less than the Index Barrier. Accordingly, in such circumstances you would not receive the maximum possible interest rate for that Range Accrual Interest Period. If, on every Index Business Day in a Range Accrual Interest Period, the Index Level is less than the Index Barrier, then you will receive only the Below Barrier Rate for that Range Accrual Interest Period (and as the Below Barrier Rate for that Range Accrual Interest Period is 0% per annum, you would receive no interest payment on the related Range Accrual Interest Payment Date). If the Index Level is less than the Index Barrier on every Index Business Day in every Range Accrual Interest Period, then you will receive only the Below Barrier Rate for each Range Accrual Interest Period (and as the Below Barrier Rate for each Range Accrual Interest Period is 0% per annum, you would receive no interest payments on your Notes throughout all Range Accrual Interest Periods).

•

Issuer Credit Risk—The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity (subject to Issuer credit risk), the Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PPS–1

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Index Level on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	the dividend rate on the common stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, after the Fixed Rate Interest Periods for which the Initial Interest Rate is payable, the Notes will pay interest on each Range Accrual Interest Payment Date at a per annum interest rate calculated based on the Above Barrier Rate, Below Barrier Rate and Accrual Factor. The following illustrates the process by which the interest rate and interest payment amount are determined for any such Range Accrual Interest Period.

For purposes of these examples, we assume that the Notes are not being redeemed on any applicable Range Accrual Interest Payment Date pursuant to the Redemption at the Option of the Company provisions above. If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above.

Interest Rate Calculation

Step 1: Calculate the Accrual Factor.

For each Index Business Day during a Range Accrual Interest Period, the Index Level is determined and evaluated relative to the Index Barrier. The amount of interest payable on the Notes for any Range Accrual Interest Period is dependent on the Accrual Factor. The Accrual Factor for any Range Accrual Interest Period is a fraction, where the numerator reflects the number of Index Business Days in that Range Accrual Interest Period on which the Index Level is (or is deemed to be) greater than or equal to the Index Barrier, and the denominator reflects the total number of Index Business Days in that Range Accrual Interest Period.

Step 2: Calculate the annual interest rate for each Range Accrual Interest Payment Date.

For each Index Business Day in a Range Accrual Interest Period on which the Index Level is (or is deemed to be) greater than or equal to the Index Barrier, the applicable Above Barrier Rate will accrue; conversely, for each Index Business Day in a Range Accrual Interest Period on which the Index Level is less than the Index Barrier, the applicable Below Barrier Rate will accrue.

Stated mathematically, the interest rate per annum for any Range Accrual Interest Period will be equal to the sum of:

(a) the product of (1) the Above Barrier Rate and (2) the applicable Accrual Factor, and

(b) the product of (1) the Below Barrier Rate and (2) one minus the applicable Accrual Factor.

With the Above Barrier Rate greater than the Below Barrier Rate, the maximum possible per annum interest rate for any Range Accrual Interest Period is the Above Barrier Rate, and the actual interest rate per annum for any Range Accrual Interest Period will decrease in proportion to the number of Index Business Days in the Range Accrual Interest Period that the Index Level is less than the Index Barrier. As a result, the possible per annum interest rate for any Range Accrual Interest Period could potentially be zero. See “Selected Risk Factors—Index Level/Interest Payment Risk”.

PPS–2

Step 3: Calculate the interest payment amount payable for each Range Accrual Interest Payment Date.

For each Range Accrual Interest Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Range Accrual Interest Period by multiplying the annual interest rate determined for that Range Accrual Interest Period by the applicable day count fraction. The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Range Accrual Interest Payment Date. No adjustments to the amount of interest calculated will be made in the event a Range Accrual Interest Payment Date is not a Business Day.

Example Interest Rate and Interest Payment Calculations

The following examples illustrate how the per annum interest rate and interest payment amounts would be calculated for a given Range Accrual Interest Period under different Accrual Factor scenarios. These examples are based on the Above Barrier Rate for the Range Accrual Interest Period of 7.00% and the Below Barrier Rate of 0%. The Notes will have quarterly Range Accrual Interest Payment Dates, and interest payments will be calculated using a 30/360 day count basis (such that the applicable day count fraction for the quarterly interest payment will be 90/360).

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the Index. Numbers in the table below have been rounded for ease of analysis.

Above Barrier Rate	Number of Index Business Days on which the Index Level is greater than or equal to the Index Barrier	Accrual Factor	Interest Rate (per annum)[1]	Effective Interest Rate[2]	Interest Payment Amount (per $1,000 Note)[3]
7.00%	90	100.00%	7.00%	1.75%	$17.50
7.00%	60	66.67%	4.67%	1.17%	$11.70
7.00%	30	33.33%	2.33%	0.58%	$5.80
7.00%	0	0.00%	0.00%	0.00%	$0.00

1.      The interest rate per annum is equal to the sum of (a) the product of (1) the Above Barrier Rate and (2) the applicable Accrual Factor, and (b) the product of (1) the Below Barrier Rate and (2) one minus the applicable Accrual Factor. For purposes of these examples, the Below Barrier Rate is equal to 0.00%. As a result, the interest rate per annum is simply equal to the Above Barrier Rate times the applicable Accrual Factor, and no interest will accrue for any Index Business Day during the Range Accrual Interest Period on which the Index Level was less than the Index Barrier.

2.      Effective interest rate equals the interest rate per annum multiplied by the quarterly day count fraction (90/360).

3.      Interest payment amount equals the principal amount times the effective interest rate.

Example 1: If, on every Index Business Day during the relevant Range Accrual Interest Period, the Index Level is greater than or equal to the Index Barrier, the related Accrual Factor would equal 100%, or 1.0. In this case, the Above Barrier Rate of 7.00% would accrue for every Index Business Day in the Range Accrual Interest Period. As a result, the per annum interest rate for that Range Accrual Interest Period would be equal to the Above Barrier Rate of 7.00%, the maximum per annum interest rate for that Range Accrual Interest Period, and you would receive an interest payment of $17.50 per $1,000 principal amount of Notes on the related quarterly Range Accrual Interest Payment Date, calculated as follows:

Effective Interest Rate = 7.00% x (90/360) = 1.75%

Interest Payment = $1,000 x 1.75% = $17.50

Example 2: If, on every Index Business Day during the relevant Range Accrual Interest Period, the Index Level is less than the Index Barrier, the related Accrual Factor would equal 0%, or 0.0. In this case, the Below Barrier Rate of 0.00% would accrue for every Index Business Day in the Range Accrual Interest Period. As a result, the per annum interest rate for that Range Accrual Interest Period would be equal to 0.00%, and you would receive no interest payment on the related quarterly Range Accrual Interest Payment Date (the interest payment would be $0).

Example 3: If the Index Level is greater than or equal to the Index Barrier on 33.33% of the Index Business Days in the relevant Range Accrual Interest Period, but less than the Index Barrier on the other 66.67% of the relevant Index Business Days, the related Accrual Factor would equal 33.33%, or 0.3333. In this case, the Above Barrier Rate of 7.00% would accrue for 33.33% of the Index Business Days in that Range Accrual Interest Period, while the Below Barrier Rate of 0.00% would accrue for the remaining 66.67% of the Index Business Days in that Range Accrual Interest Period. As a result, the per annum interest rate for that Range Accrual Interest Period would be 3.33%, calculated as follows:

PPS–3

Per Annum Interest Rate = (7.00% x 0.3333) + (0.00% x [1 – 0.3333]) = 2.33%

Based on the per annum interest rate for the relevant Range Accrual Interest Period determined per the above, you would receive an interest payment of $5.80 per $1,000 principal amount of Notes on the related quarterly Range Accrual Interest Payment Date, calculated as follows:

Effective Interest Rate = 2.33% x (90/360) = 0.58%

Interest Payment = $1,000 x 0.58% = $5.80

HISTORICAL INFORMATION

Fluctuations in the level of the Index make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. Fluctuations in the equity markets that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through April 26, 2011. The Index closing level on April 26, 2011 was 1,347.24.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Index Business Days during any Range Accrual Interest Period.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–4

UNITED STATES FEDERAL INCOME TAX TREATMENT

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The tax treatment of your Notes depends upon whether it is reasonably expected that the return on the Notes during the first half of the Notes’ term will be significantly greater or less than the return on the Notes during the second half of the Notes’ term (“Front- or Back- Loaded”). We do not expect interest on the Notes to be Front- or Back-Loaded and we intend to report payments on the Notes in accordance with such position. This determination is made solely for tax purposes based on currently available objective economic information and is not a prediction or guarantee of the timing or amount of the payments on your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, based on the representation of the Issuer that the Notes are not expected to be Front-Loaded or Back-Loaded, your Notes should be treated as debt instruments subject to the rules applicable to variable rate debt instruments. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct. Except as otherwise noted, the discussion below assumes that the Notes will be treated as such.

If your Notes are so treated, you will generally be taxed on any interest on the Notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Upon the sale, redemption or maturity of your Notes, you should generally recognize gain or loss in an amount equal to the difference, if any, between the amount you receive at such time (excluding amounts attributable to accrued but unpaid interest) and the amount you paid for your Notes. Unless you are subject to one or more of the rules described below, such gain or loss should generally be capital gain or loss.

Because Barclays Capital Inc. plans to offer these Notes to initial purchasers at variable prices, it is possible that you may purchase the Notes for an amount that differs from the “Issue Price” of the Notes for U.S. federal income tax purposes. The Issue Price of the Notes should be the first price at which a substantial amount of the Notes are sold to persons other than bond houses, brokers or similar persons, or organizations acting in the capacity of distribution agents or wholesalers. You can obtain the Issue Price of the Notes by contacting Structuring, Investor Solutions Americas at (212) 412-1101. It is expected that Issue Price of the Notes will be less than the principal amount of the Notes and that the discount between the principal amount and the Issue Price will constitute “de minimis original issue discount” and accordingly should not be subject to the rules governing the accrual of original issue discount (“OID”) set forth under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Original Issue Discount” in the accompanying prospectus supplement. However, the Issue Price of your Notes will not be known until the Original Issue Date, and it is possible that the Issue Price could be such that your Notes will be treated as having been issued with more than a de minimis amount of OID, in which case such rules likely will apply to your Notes. Additionally, if you purchase your Notes for an amount that differs from the Issue Price of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium.” These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Because the application of the variable rate debt instrument rules to the Notes is not entirely clear, it is also possible that the Internal Revenue Service could assert that the Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the Notes are treated as contingent payment debt instruments, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the payments that are made annually on the Notes, if any. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield will be. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

PPS–5

It is also possible that the Internal Revenue Service could determine that the Notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your Notes are subject to those rules, you would generally be required to include the stated interest on your Notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. You should consult your tax advisor as to the rules that govern notes that provide for alternative payment schedules.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the accompanying prospectus supplement. For a further discussion of the contingent payment debt instrument rules, please see the section titled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PPS–6

US$3,200,000

BARCLAYS BANK PLC

CALLABLE FIXED RATE RANGE ACCRUAL NOTES DUE APRIL 29, 2026

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED AUGUST 31, 2010,

PROSPECTUS SUPPLEMENT DATED AUGUST 31, 2010 AND THE

INDEX SUPPLEMENT DATED MARCH 16, 2011)